Health Benefits Direct Announces Name Change To
InsPro Technologies Corporation (OTCBB: ITCC)

Radnor, PA — December 3, 2010 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT), a leading software and technology service innovator providing insurance policy management software solutions to the insurance industry, today announced that effective immediately it has changed its name to InsPro Technologies Corporation.  Consistent with the name change, effective December 6, 2010, the Company’s trading symbol will change from HBDT to ITCC.  The Company was also assigned a new CUSIP number (45778T 101) for its common stock.

Anthony R. Verdi, current Acting Principal Executive Officer, said, “With our stockholders’ approval we have changed our name, marking another important declarative and symbolic step for the company as we complete the restructuring of our operations. The new name, InsPro Technologies Corporation, more accurately reflects the current strategic and tactical focus of our product and service offerings, and aligns the growing brand awareness of our wholly-owned subsidiary, InsPro Technologies LLC, and its innovative and proprietary insurance policy management platform, with our client and investor constituencies.   InsPro Enterprise has continued to gain momentum and market recognition among industry analysts, insurance carriers and third party administrators.”

Mr. Verdi added, “We have also completed the second and final stage of the September 30th private placement, raising an additional $600,000 through the sale of 200,000 units, consisting of Series B convertible preferred stock and common stock warrants, to Independence Blue Cross.  The total capital raised in this round of financing was $6 million.  We plan to use these additional proceeds for working capital.”

About InsPro Technologies Corporation
Through its subsidiary, InsPro Technologies, LLC, (www.inspro.com) InsPro Technologies Corporation offers comprehensive, flexible and innovative insurance management solutions designed specifically for life and health insurance, supporting both group and individual policies.  Designed and developed based on scalable web-based architecture, InsPro Enterprise’s rules based configuration engine enables software solutions to be deployed with a rapid time to value.

InsPro Technologies solutions are offered through standard software licensing, as a hosted solution, or via Software as a Service (SaaS) delivery.

Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the company’s business strategy and products. Moreover, InsPro Technologies Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in InsPro Technology Corporation’s reports filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. InsPro Technologies Corporation undertakes no obligation to update publicly any forward-looking statement.

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Contact:

Anthony R. Verdi
InsPro Technologies Corporation
(484) 654-2200
Finance@inspro.com